Exhibit 99.1

press release

i2 Announces Termination of Merger Transaction with JDA Software Group, Inc.

DALLAS – December 4, 2008 - i2 Technologies, Inc. (NASDAQ: ITWO) today announced that it has terminated its Agreement and Plan of Merger, dated as of Aug. 10, 2008, with JDA Software Group, Inc. (“JDA”) (NASDAQ: JDAS), and Iceberg Acquisition Corp, a wholly-owned subsidiary of JDA. JDA has not provided consent to disclosure of any discussions between the parties. i2 expects to receive the non-refundable termination fee of $20 million from JDA within three business days.

Jackson L. Wilson Jr., executive chairman of the i2 board of directors, commented, “i2 is a tremendous company with excellent customers, employees and a strong financial position with significant cash balances. While it is unfortunate that we could not consummate the merger agreement with JDA, we look forward to fully focusing on making our customers successful. The Board remains committed to delivering value to our stockholders and knows that i2ers around the world are immersed in ensuring the success of i2’s customers.”

i2 Chief Executive Officer Dr. Pallab Chatterjee said, “In these difficult economic times, supply chain management is crucial to efficient business operations. So today, more than ever, businesses need the technology and expertise of i2. We are singularly focused on developing innovative solutions and delivering value to our customers worldwide.”

About i2

Throughout its 20-year history of innovation and value delivery, i2 has dedicated itself to building successful customer partnerships. As a full-service supply chain company, i2 is uniquely positioned to help its clients achieve world-class business results through a combination of consulting, technology, and managed services. i2 solutions are pervasive in a wide cross-section of industries; 21 of the AMR Research Top 25 Global Supply Chains belong to i2 customers. Learn more at www.i2.com.

i2 Cautionary Language

This press release contains forward-looking statements, including, without limitation, statements regarding our business prospects and outlook. These forward-looking statements are based on current expectations and involve risks and uncertainties that may cause actual results to differ from those projected, including, without limitation, the risks that we may experience, among other things, downward pressure on our stock price; lawsuits; continued uncertainty for our management, sales staff, and other employees; and uncertainty for existing and potential customers regarding our ability to meet our contractual obligations. For a discussion of factors which could impact i2’s financial results and cause actual results to differ materially from those in forward-looking statements, please refer to i2’s recent filings with the SEC, particularly the Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and the Annual Report on Form 10-K for the year ended December 31, 2007. i2 expressly disclaims any current intention to update the forward-looking information contained in this news release.

For more information please contact:

i2 Corporate Communications Contact

Kirsten Monberg, Corporate Communications

kirsten_monberg@i2.com

469-357-4966

or

i2 Investor Relations Contact

Tom Ward, Investor Relations

tom_ward@i2.com

469-357-3854